TIDAL ETF TRUST 485BPOS

Exhibit 99(i)(xxxviii)

June 27, 2023

Tidal ETF Trust

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated April 5, 2019 regarding the sale of an unlimited number of shares of beneficial interest of the SoFi Select 500 ETF, SoFi Next 500 ETF, SoFi Social 50 ETF (formerly, the SoFi 50 ETF) and SoFi Be Your Own Boss ETF (formerly, the SoFi Gig Economy ETF), our opinion dated September 30, 2020 regarding the sale of an unlimited number of shares of beneficial interest of the SoFi Weekly Income ETF, our opinion dated May 5, 2021 regarding the sale of an unlimited number of shares of beneficial interest of the SoFi Weekly Dividend ETF, our opinion dated July 14, 2021 regarding the sale of an unlimited number of shares of beneficial interest of the SoFi Smart Energy ETF (formerly, the iClima Distributed Smart Energy ETF and prior thereto the iClima Distributed Renewable Energy Transition Leaders ETF), and our opinion dated June 30, 2022 regarding the sale of an unlimited number of shares of beneficial interest of the SoFi Web 3 ETF, each a series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.